SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 3, 2005

Date of Report (Date of earliest event reported)

CONSOL Energy Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14901	51-0337383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Consol Plaza

1800 Washington Road

Pittsburgh, Pennsylvania 15241

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:

(412) 831-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 3, 2005, CONSOL Energy Inc. (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) with J. Brett Harvey, the Company’s President and Chief Executive Officer, and member of the Company’s Board of Directors. Unless sooner terminated, the Employment Agreement has a three year term, and unless sooner terminated, is automatically extended for additional one year terms thereafter. The Company’s Compensation Committee and Board of Directors have approved the Employment Agreement. The Employment Agreement supersedes in its entirety the letter agreement dated December 11, 1997, as amended, relating to Mr. Harvey’s employment and service as a director of the Company but does not alter the Change in Control Severance Agreement dated July 21, 2003 (the “CIC Agreement”) currently in place between the Company and Mr. Harvey.

Under the Employment Agreement, the Company pays Mr. Harvey an annual gross base salary of not less than $850,000. This salary was effective as of April 22, 2005. Under the Employment Agreement, Mr. Harvey is eligible to participate in an annual bonus plan on terms established from time to time by the Board, provided that Mr. Harvey’s annual target bonus under that plan will not be less than 100% of his then current base salary. During the term of the Employment Agreement, he is also eligible to participate in any Company long term incentive plan.

In April 2005, Mr. Harvey was issued a stock option exercisable for 60,368 shares of common stock and a restricted stock unit award agreement under which 22,396 shares of common stock were subject pursuant to the Company’s standard form option award agreement and restricted stock unit award agreement which have been previously filed with the SEC. Additionally, for 2005, contingent upon the Company achieving certain net income targets for 2005, Mr. Harvey is entitled to receive grants of options and restricted stock units, under the Company’s long term stock incentive plan and subject to the terms of the plan, which we value at up to $1,019,000.

During his employment term, Mr. Harvey is entitled to participate in all employee benefit and fringe benefit plans and arrangements made available by the Company to its executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement. Mr. Harvey will receive a credit for eleven additional years of service under the Company’s Employee Retirement Plan (the “ERP”) and the retiree medical plan, which benefits represent his years of service at PacifiCorp Energy Inc. and its affiliates (“PacifiCorp”). If the Company cannot provide to Mr. Harvey the credit under the ERP, the Company is obligated to provide equivalent benefits to Mr. Harvey under a supplemental retirement plan. The amount of any pension benefits payable to Mr. Harvey pursuant to PacifiCorp pension plans will be deducted from benefits paid by the Company to Mr. Harvey under the ERP or supplemental retirement plan, as applicable.

As more fully described in the Employment Agreement and subject to the CIC Agreement, if Mr. Harvey resigns for good reason (as defined in the Employment Agreement) or is terminated without cause (as defined in the Employment Agreement) and in each case he enters into a general release of claims reasonably satisfactory to the Company, he is entitled to receive severance payments in the form of (i) his then base salary through the date of termination and any annual bonus awarded in accordance with the Company’s bonus program but not yet paid, (ii) an amount equal to two times his then current base salary and two times the target annual bonus amount (receipt of these payments are subject to Mr. Harvey’s compliance with the confidentiality, non-competition and non-solicitation restrictions set forth in the Employment Agreement), (iii) payment of his pro-rata portion of his target bonus in the year of termination, (iv) payment of all accrued but unused vacation time and (v) reasonable outplacement assistance services for seeking other employment. If Mr. Harvey’s employment is terminated as a result of a termination of employment as specified in the immediately preceding sentence, he and his dependents will continue to receive his medical insurance benefits from the Company, on terms substantially comparable to terms of the Company’s medical plan, for up to twenty four months following the termination date. The Employment Agreement also contains certain confidentiality, non-solicitation, non-competition and indemnification provisions. The confidentiality provisions survive the termination of Mr. Harvey’s employment with the Company. As more fully set forth in the Employment Agreement, the non-competition and non-solicitation provisions survive for a period of two years following the termination of his employment.

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The foregoing is merely a summary of the material terms of the Employment Agreement and does not purport to be complete, and is qualified in its entirety by the Employment Agreement, a copy of which is included as Exhibit 10.65 to this Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 10.65	Employment Agreement, dated June 3, 2005, between CONSOL Energy Inc. and J. Brett Harvey

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL ENERGY INC.

By:	/s/ P. Jerome Richey
P. Jerome Richey Vice President, General Counsel and Secretary

Dated: June 9, 2005

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Exhibit Index

Exhibit No.	Description
Exhibit 10.65	Employment Agreement, dated June 3, 2005, between CONSOL Energy Inc. and J. Brett Harvey

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